For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS REPORTS
THIRD QUARTER 2005 RESULTS

Tarrytown, NY, November 7, 2005 - Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced its results of operations for the three months ended September 30, 2005 and first nine months of 2005.

Revenues for the third quarter ended September 30, 2005 totaled $2.8 million compared to $2.4 million for the same quarter in 2004. For the first nine months of 2005, Progenics reported revenues of $7.4 million compared to $6.3 million for the comparable period in 2004. Revenues primarily reflect funding received by the Company from government grants and contracts and for research and development services rendered to its joint venture with Cytogen Corporation. The Company’s expenses for the third quarter of 2005 were $14.1 million compared to $13.2 million for the third quarter of 2004. For the nine months ended September 30, 2005, expenses totaled $45.2 million compared to $38.6 million for the nine months ended September 30, 2004. The increase in expense is principally due to an increase in headcount, related laboratory supplies, and increased clinical trial activity. The net loss for the third quarter of 2005 was $10.7 million, compared to a net loss of $10.6 million for the same period in 2004. The net loss per share for the third quarter of 2005 was $0.49, basic and diluted, compared to a net loss per share of $0.63, basic and diluted, for the same period of 2004. The net loss for the first nine months of 2005 was $36.7 million, compared to a net loss of $31.7 million for the same period in 2004. The net loss per share for the first nine months of 2005 was $1.87, basic and diluted, compared to a net loss per share of $1.88, basic and diluted, for the same period of 2004. The Company ended the third quarter of 2005 with cash, cash equivalents and marketable securities of $128.0 million.

Progress in the third quarter of 2005
During the third quarter of 2005, Progenics Pharmaceuticals also made important progress in the following key areas:
•	We completed enrollment in our second pivotal phase 3 clinical trial (MNTX 302) of methylnaltrexone for the treatment of opioid-induced constipation in patients with advanced medical illness.
•
We reported positive results from a phase 1 clinical trial of PRO 140, a humanized monoclonal antibody against CCR5 designed to block HIV infection of healthy cells. At the highest concentration, PRO 140 significantly coated CCR5 cells of healthy volunteers for at least 60 days. These results support our efforts to develop a new HIV therapy that combines infrequent dosing and a more favorable side effect profile than existing therapies.

•	We were awarded a $10.1 million grant from the National Institutes Health for the further development of PRO 140.
•	Progenics executed a follow-on public offering of common stock which provided $63.7 million, net of expenses.
•
PSMA Development Company LLC, our joint venture with Cytogen Corporation, announced positive preclinical findings of its novel prostate cancer drug, prostate-specific membrane antigen (PSMA) antibody-drug conjugate (ADC).

Company Profile
Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company’s principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the constipation associated with opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness. MNTX is also being studied for the management of patients with post-operative bowel dysfunction and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including a human monoclonal antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

(Financial Tables Follow)

Progenics Reports Third Quarter Results

PROGENICS PHARMACEUTICALS, INC. CONDENSED STATEMENTS OF OPERATIONS (in thousands, except net loss per share)
	Three Months Ended		Nine Months Ended
	9/30/2005	9/30/2004	9/30/2005	9/30/2004

Revenues:

Contract research and development from JV	$211	$46	$781	$1,190
Research grants and contracts	2,548	2,313	6,618	5,043
Product sales	15	2	39	51
Total revenues	2,774	2,361	7,438	6,284

Expenses:
Research and development	9,952	9,195	32,517	26,945
General and administrative	3,344	3,415	9,386	9,268
Loss in JV	384	264	1,928	1,362
Depreciation and amortization	417	315	1,369	1,015
Total expenses	14,097	13,189	45,200	38,590

Operating loss	(11,323)	(10,828)	(37,762)	(32,306)

Other income:
Interest income	580	192	1,030	600
Loss on sale of marketable securities				(31)
Total other income	580	192	1,030	569

Net loss	$(10,743)	$(10,636)	$(36,732)	$(31,737)

Net loss per share; basic and diluted	$(0.49)	$(0.63)	$(1.87)	$(1.88)

CONDENSED BALANCE SHEETS (in thousands)
	September 30, 2005	December 31, 2004

Cash, cash equivalents and marketable securities	$127,953	$31,207
Accounts receivable	1,802	1,112
Fixed assets, net	4,084	4,692
Other assets	2,123	2,534

Total assets	$135,962	39,545

Liabilities	$8,492	$7,707
Stockholders’ equity	127,470	31,838

Total liabilities and stockholders’ equity	$135,962	$39,545

DISCLOSURE NOTICE: The information contained in this document is current as of November 7, 2005. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’‘plans,’‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the risk that we will not be able to obtain funding necessary to conduct our operations, the uncertainties associated with product development, the risk that clinical trials will not commence, proceed or be completed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials are later found not to work effectively or are not safe, the risk that we may not be able to manufacture commercial quantities of our products, the risk that our products, if approved for marketing, do not gain market acceptance sufficient to justify development and commercial costs, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics Reports Third Quarter Results

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

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Editor’s Note:
Additional information on Progenics is available at http://www.progenics.com